Exhibit 99.1

STAAR Surgical Announces Preliminary Fourth Quarter and Full Year 2020 Results

Net Sales Approximately $46 Million in Fourth Quarter and $163 Million for Full Year

LAKE FOREST, CA, January 10, 2021--- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today provided preliminary results for the fourth quarter and fiscal year ended January 1, 2021. The Company expects total net sales for the fourth quarter to be approximately $46 million and full year sales to be approximately $163 million. GAAP earnings per share is expected to be approximately $0.06 for the fourth quarter and approximately $0.12 for the fiscal year ended January 1, 2021. The Company expects cash and cash equivalents to be approximately $152 million at January 1, 2021.

“STAAR’s preliminary fourth quarter and fiscal 2020 results further illustrate the global demand for our lenses by surgeons and patients and our continued ability to capture market share in the midst of a global pandemic. ICL units in the fourth quarter were up 17% in China, up 52% in Japan, up 16% in South Korea, up 28% in Germany, up 18% in European distributor markets and up 71% in the rest of APAC as compared to the prior year. In December, an independent research firm highlighted STAAR as the fastest growing company in Ophthalmology, confirming the ongoing paradigm shift from cornea-based to lens-based refractive procedures.1 We also exceeded our 2020 year-end goal of achieving 20% market share in China, which is the largest market in the world for refractive procedures,” said Caren Mason, President and CEO of STAAR Surgical.

“As we enter 2021, we remain on track to advance the commercialization of our two most significant product initiatives, our EVO Viva™ presbyopia lens in Europe and our EVO family of myopia lenses in the U.S. We begin the year excited about our accomplishments in 2020 and our continuing momentum in 2021 mindful of the unpredictability of the pandemic and the reliance on government and public health management’s ability to facilitate a global return to a more normal business environment. At this time, we expect our first quarter 2021 revenue to be slightly down from our fourth quarter 2020 preliminary results which is consistent with our historic seasonality. We remain committed to our previously announced growth targets of 25% compound annual revenue and 35% compound annual ICL unit growth over the three-year planning cycle with accelerating growth in 2022 benefitting from the building momentum of our significant product initiatives and our expectations for a more normal business environment,” concluded Ms. Mason.

STAAR expects to report complete fourth quarter and fiscal year results on or about February 24, 2021 and provided today’s information due to investor meetings taking place January 11-12, 2021. The financial information in this release is unaudited and subject to adjustment in the final audited financial statements to be filed with the Company’s Annual Report on Form 10-K.

1 Market Scope, Ophthalmic Market Perspectives, Volume 24, Issue 12, December 21, 2020.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO Visian ICL™ product line. More than 1,000,000 Visian® ICLs have been implanted to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: www.discovericl.com.  Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections, plans, strategies, and objectives of management for 2020, 2021 and beyond or prospects for achieving such plans, expectations for sales, revenue, margin, expenses or earnings, the expected impact of the COVID-19 pandemic and related public health measures (including but not limited to its impact on sales, operations or clinical trials globally), product safety or effectiveness, the status of our pipeline of ICL products with regulators, including our EVO family of lenses in the U.S., and any statements of assumptions underlying any of the foregoing, including those relating to our product pipeline and market expansion activities. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties related to the COVID-19 pandemic and related public health measures, as well as the factors set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2020, and Annual Report on Form 10-K for the year ended January 3, 2020 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval, or to take enforcement action; international trade disputes; and the willingness of surgeons and patients to adopt a new or improved product and procedure. The EVO version of our ICL lens is not yet approved for sale in the United States.

CONTACT:Investors & Media

Brian Moore

Vice President, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com

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